                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                             ____________________
                                 SCHEDULE 13G
                                (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO
                          FILED PURSUANT TO 13d-2(b)
                               (AMENDMENT NO. )

                          RESTORATION HARDWARE, INC.
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)


                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)


                                  760981 10 0
--------------------------------------------------------------------------------
                                (CUSIP NUMBER)

-----------------------                                  ---------------------
  CUSIP NO. 760981 10 0                 13G                PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      STEPHEN J. GORDON

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

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                          SOLE VOTING POWER
                          3,175,308 shares held directly and 140,000 shares held
                     5    directly by the Stephen J. Gordon 1998 Qualified
     NUMBER OF            Grantor Retained Annuity Trust of which Stephen J.
                          Gordon is the sole Trustee.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                          3,175,308 shares held directly and 140,000 shares held
    REPORTING        7    directly by the Stephen J. Gordon 1998 Qualified
                          Grantor Retained Annuity Trust of which Stephen J.
      PERSON              Gordon is the sole Trustee.
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,315,308

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      20.59

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      TYPE OF REPORTING PERSON*
12
      IN

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                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 760981 10 0                 13G                PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      CHRISTINE B. GORDON

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                          140,000 shares held by the Christine B. Gordon 1998
                     5    Qualified Grantor Retained Annuity Trust of which
     NUMBER OF            Christine B. Gordon, the spouse of Stephen J. Gordon,
                          is the sole Trustee.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    140,000 shares held by the Christine B. Gordon 1998
    REPORTING             Qualified Grantor Retained Annuity Trust of which
                          Christine B. Gordon, the spouse of Stephen J. Gordon,
      PERSON              is the sole Trustee.
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      140,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.87

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 8 Pages

ITEM 1(a)      NAME OF ISSUER:

               Restoration Hardware, Inc.


ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               15 Koch Road, Suite J
               Corte Madera, CA  94925


ITEM 2(a)      NAME OF PERSON FILING:

          This statement is filed by Stephen J. Gordon on behalf of himself and the Stephen J. Gordon 1998 Qualified Grantor Retained Annuity Trust, and by Christine B. Gordon on behalf of the Christine B. Gordon 1998 Qualified Grantor Retained Annuity Trust. Stephen J. Gordon and Christine B. Gordon are husband and wife.

          The Reporting Persons may be deemed to be a "group" for the purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 and the rules thereunder (the "Act"), although each expressly disclaims any assertion or presumption that such persons constitutes a "group'." The filing of this Statement and the Agreement attached as Exhibit 1 hereto should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.



ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               15 Koch Road, Suite J
               Corte Madera, CA  94925


ITEM 2(c)      CITIZENSHIP:

               See row 4 of cover page of every entity


ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock

                               Page 5 of 8 Pages

ITEM 2(e)      CUSIP NUMBER:

               760981 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable


ITEM 4.        OWNERSHIP.

               (a) Amount Beneficially Owned: See Row 9 of cover page for each Reporting Person.

               (b) Percent of Class: See Row 11 of cover page for each Reporting Person.

               (c)  Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

                    (ii)   shared power to vote or to direct the vote:  -0-

                    (iii) sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person.

                    (iv) shared power to dispose or to direct the disposition of: -0-


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable

                               Page 6 of 8 Pages

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. The Reporting Person may be deemed to be a "group" for the purposes of Section 13(d) and 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other persons on whose behalf this statement is filed constitutes a "group." The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable


ITEM 10.       CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 7 of 8 Pages


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  July 10, 1998


/s/ Stephen J. Gordon
--------------------------------
Stephen J. Gordon


STEPHEN J. GORDON 1998 QUALIFIED
GRANTOR RETAINED ANNUITY TRUST

By: /s/ Stephen J. Gordon
   -----------------------------

Title: Trustee
      --------------------------


CHRISTINE B. GORDON 1998 QUALIFIED
GRANTOR RETAINED ANNUITY TRUST

By: /s/ Christine B. Gordon
   -----------------------------

Title: Trustee
      --------------------------


/s/ Christine B. Gordon
--------------------------------
Christine B. Gordon

                               Page 8 of 8 Pages


                                   Exhibit 1
                                   ---------

                       AGREEMENT RELATING TO JOINT FILING
                                OF SCHEDULE 13G
                                ---------------


          The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Restoration Hardware, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.



Dated:  July 10, 1998



/s/ Stephen J. Gordon
--------------------------------
Stephen J. Gordon


STEPHEN J. GORDON 1998 QUALIFIED
GRANTOR RETAINED ANNUITY TRUST

By: /s/ Stephen J. Gordon
   -----------------------------

Title: Trustee
      --------------------------


CHRISTINE B. GORDON 1998 QUALIFIED
GRANTOR RETAINED ANNUITY TRUST

By: /s/ Christine B. Gordon
   -----------------------------

Title: Trustee
      --------------------------


/s/ Christine B. Gordon
--------------------------------
Christine B. Gordon